Exhibit 10.1

Avantair, Inc.

Non-Employee Director Compensation Policy

(effective February 2, 2012)

The following is a description of the standard compensation arrangements under which Avantair, Inc.’s (the “Company”) non-employee directors will be compensated for their service as directors, including as chair of the various committees of the Company’s Board of Directors (the “Board”). A “non-employee director” means a member of the Board who is (i) not an employee of the Company or any corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended, or (ii) nominated or elected pursuant to or in satisfaction of a contractual obligation of the Company.

Annual Retainer:	$40,000 paid quarterly in arrears. Each non-employee director has the option to receive, in whole or in part, such amount in cash or hours flown in Company aircraft.

Non-Executive Chairman of the Board:	$32,000 additional annual retainer received in hours flown on Company aircraft.

Committee Chair Compensation:

Audit Committee:	$24,000 additional annual retainer received in hours flown on Company aircraft.

Compensation Committee:	$16,000 additional annual retainer received in hours flown on Company aircraft.

Nominating and Governance Committee:	$16,000 additional annual retainer received in hours flown on Company aircraft.

Stock Compensation:	On the date of each annual meeting of the Company’s stockholders, each non- employee director shall be automatically and without any further action required by the Board granted an award of either Restricted Shares or Deferred Shares under the Company’s 2006 Long-Term Incentive Plan, as amended (or such other plan as may then be in effect) for such number of shares as is equal to $40,000 on such date, which number of shares shall be calculated based on the closing price of the Company’s Common Stock on the trading day immediately preceding the date of such annual meeting, subject, however, to a floor price of $2.00, and rounded down to the nearest whole number so that no fractional shares shall be issued. If granted as Deferred Shares then such award shall convert to shares of Common Stock on a one-for-one basis upon the earliest of (i) the date of the non-employee director’s cessation of service with the Company, or (ii) the date of a change in control of the Company, each event as further described, and subject to the other terms and conditions, in the Form of Deferred Share Award Agreement. If granted as Restricted Shares then such shares of Common Stock shall be issued on the award date and will be held in escrow by the Company and may not be sold until the earliest of (i) the date of the non-employee director’s cessation of service with the Company, or (ii) the date of a change in control of the Company, each event as further described, and subject to the other terms and conditions, in the Form of Restricted Share Award Agreement. Notwithstanding the foregoing, the initial stock compensation grant pursuant to this Non-Employee Director Compensation Policy (“Policy”) shall be granted at the Company’s Board of Directors meeting on February 2, 2012; provided, however, all subsequent grants shall be on the date of each annual meeting of the Company’s stockholders as outlined in this Policy including the annual meeting to occur in 2012.

Each non-employee director shall be required to make a yearly election as to the type of stock compensation to be received. The initial election for all equity compensation to be received in 2012 shall be made on or before March 1, 2012 and the election for each subsequent year’s award shall be made no later than December 31 in the year prior to the grant of the award. A non-employee director newly elected or appointed to the Board shall be required to make his or her initial election within 30 days following his or her election or appointment. If no election is timely made, the stock compensation award for such year shall be made in Deferred Shares.

In the event a non-employee director is first elected or appointed to the Board other than at an annual meeting, the Board shall determine in its discretion whether to grant such non-employee director any Deferred Shares, Restricted Shares or other form of equity at the time of his or her initial election or appointment to the Board.

Expenses:	Non-employee directors will be reimbursed for their out-of pocket expenses incurred in attending Board and committee meetings.

Amendments:	The Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted.